Exhibit 10.1

Transaction Award Agreement

This Transaction Award Agreement (the “Agreement”) is entered into as of the 4th day of May, 2026, by and between Vaso Corporation (the “Company”) and Peter Castle (“Executive”), President and CEO of NetWolves, LLC (“NetWolves”).

BACKGROUND

The Company is considering a potential transaction (the “Transaction”) in which the Company would sell NetWolves, its wholly-owned subsidiary, or Netwolves’ assets to, and NetWolves would be acquired by, CS Investments Holdco, LLC or an affiliate (the “Purchaser”). The Executive is expected to play an important role in the process leading up to the Transaction and the success of the Transaction. Thus, in consideration of Executive’s expected role in connection with the possible Transaction, and upon satisfaction of the terms and conditions set forth herein, the Company agrees to pay to Executive the Transaction Award (defined below).

The Transaction Award is intended (i) to recognize Executive’s efforts on behalf of the Company and (ii) to be an incentive to Executive to assist in successfully completing the Transaction.

Intending to be legally bound hereby, the parties agree as follows:

1. Transaction Award.

(a) If the Transaction is consummated on or before June 30 2026, the Company will award Executive an amount (the “Transaction Award”) equal to One Hundred Seventy-Five Thousand Dollars ($175,000.00). Notwithstanding anything to the contrary herein, the Transaction Award is subject to the additional conditions, restrictions and adjustments provided for in this Agreement (including, without limitation, under Sections 1(b) and 3 below).

(b) Subject to all of the terms, conditions, restrictions and adjustments provided for in this Agreement, Executive shall be eligible to receive the Transaction Award only if each of the following conditions are satisfied: (i) Executive remains employed by NetWolves from the date of this Agreement through the closing date of the Transaction (the “Closing Date”); (ii) the Closing Date for the Transaction occurs on or before June 30, 2026 and (iii) the conditions stated in Section 3 are met.

(c) Executive acknowledges and understands that the full amount of the Transaction Award will be treated as ordinary income for the year in which the Closing Date occurs for income taxation purposes and that no equity interest in the Company or NetWolves is intended or to be implied as having been granted to Executive by this Agreement. Executive further acknowledges and understands that Executive shall not be eligible for payment of the Transaction Award hereunder if Executive is no longer employed (for any reason) by NetWolves on the Closing Date.

(d) The Transaction Award will be payable within ten (10) days of the satisfaction of all conditions to receipt of the Transaction Award.

2. Non-Disparagement. Executive agrees that, from and after the Closing Date, Executive shall not, directly or indirectly, make or cause to be made any statements or representations, whether oral or written, that disparage or otherwise reflect adversely on the Company, or any of its affiliates, or any of their respective past or present officers, directors, managers, employees, owners, attorneys or representatives. Notwithstanding the foregoing, nothing in this Section shall prohibit Executive from (i) providing truthful testimony or information as required by law, legal process, or governmental inquiry, or (ii) making statements in connection with the enforcement of Executive’s rights under this Agreement. Nothing in this Section is intended to, and nothing herein shall be interpreted or applied to, limit or restrict Executive’s rights under applicable law to engage in protected concerted activity, to communicate with any governmental authority (including the Securities and Exchange Commission, the National Labor Relations Board (if applicable), or any other federal, state, or local agency), or to make disclosures that are protected by whistleblower or similar laws or regulations.

3. Cooperation.

(a) In addition to the conditions set forth in Section 1 above, payment of the Transaction Award is contingent on Executive providing Executive’s full, complete and diligent cooperation, action and support with respect to the contemplated Transaction, including, but not limited to, (i) remaining available for, and participating in, Transaction activities in a diligent and timely manner as requested by the Company or its representatives, including, but not limited to, its investment banker and legal team, with respect to due diligence, preparation and signing of documents, and all other activities necessary to close the Transaction and (ii) executing a release in favor of the Company in the form of Exhibit A. The activities contemplated in (i) may involve, without limitation, (A) assisting with due diligence activities associated with the Transaction, (B) participating in “management meetings” at such dates and times as are convenient to Purchaser; and (C) responding to requests for information and action from the Company and its representatives in a timely fashion.

(b) The Executive acknowledges that the payment of the Transaction Award is the only payment that will be payable by the Company or any of its affiliates in connection with the Transaction. Notwithstanding the foregoing, payment of the Transaction Award shall not affect any obligations of the Company to Executive with respect to unpaid base compensation, health benefits, or expense reimbursements.

4. Employment Status. This Agreement does not constitute an employment agreement, nor does it entitle Executive to be or remain employed by NetWolves for any period of time. On the date of this Agreement Executive is an “at-will” employee and execution of this Agreement does not in any way change Executive’s status as an at-will employee.

5. Entire Agreement. This Agreement expresses the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations by the parties with respect to such subject and may be amended only in a writing executed by both parties. Executive acknowledges that he has not relied on any promises, commitments or representations not expressly set forth in this Agreement.

6. Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach thereof.

7. Governing Law. This Agreement is made under, and shall be governed, construed and interpreted by, and in accordance with, the laws of the State of New York. The parties hereto agree that any litigation concerning the subject matter of this Agreement shall be litigated in applicable New York federal or state courts of proper jurisdiction and venue. Both parties agree to submit to such jurisdiction and venue for all purposes hereunder.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same agreement.

9. Assignment. The Executive’s rights under this Agreement may not be assigned. The rights of the Company under this Agreement may be assigned. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, successors and legal representatives.

10. Tax Withholding. The Company may withhold from any delivery of the Transaction Award to Executive pursuant to this Agreement an amount sufficient to satisfy any required withholding taxes, including the Executive’s social security and Medicare taxes and federal, state and local income tax, with respect to income arising from the payment of the Transaction Award, unless the Executive has separately made arrangements acceptable to the Company to pay such withholding taxes. The Company shall have the right to require the payment of any such taxes before making payment pursuant to the Transaction Award.

11. Confidentiality. Executive agrees to keep the terms and conditions of this Agreement and the Transaction (including the fact that the Company is exploring the Transaction) confidential.

12. Interpretation of Agreement. The Company shall have full authority to interpret, and make all determinations under, this Agreement, including, without limitation, whether and when the Transaction has closed. The Company shall act in good faith in making such determinations.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VASO CORPORATION

By:	/s/ Jun Ma
Jun Ma, President

/s/ Peter Castle
Peter Castle

[Signature Page to Transaction Award Agreement]

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